SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.                 )

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|_|  Definitive Proxy Statement
|X|  Definitive Additional Materials
|_|  Soliciting Material Pursuant to Rule 14a-11 (c) or Rule 14a-12

THE SALOMON BROTHERS FUND INC.
------------------------------------------------
(Name of Registrant as Specified in Its Charter)

Elliott Associates, L.P. and Elliott International, L.P.
------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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                    [LETTERHEAD OF ELLIOTT ASSOCIATES, L.P.]

For More Information Contact:
Scott Tagliarino
(212) 506-2999
(917) 922-2364 (cell)

  ELLIOTT BEGINS PROXY FIGHT URGING SALOMON BROTHERS FUND STOCKHOLDERS TO VOTE
                        AGAINST NEW MANAGEMENT AGREEMENT
                       Long-Term Stockholder Demands SBF
               Eliminate Substantial Discount to Net Asset Value

NEW YORK (September 20, 2005) - Elliott Associates, L.P. and Elliott International, L.P. (collectively "Elliott"), who together are reportedly the largest stockholder of The Salomon Brothers Fund Inc.(NYSE: SBF), today began sending out proxy materials to fellow stockholders urging them to vote AGAINST a proposed new management agreement, scheduled for a vote at a Special
Stockholders' Meeting at 4:00 p.m. on October 21, 2005, at the American Conference Centers, 780 Third Avenue, in New York. The requested vote is a step in the pending transaction between Citigroup Inc.(NYSE:C) and Legg Mason, Inc.(NYSE:LM), which contemplates a transfer of the SBF management agreement from Citigroup to Legg Mason.

Elliott, a stockholder since 2002 and the beneficial owner of 5.88 million shares, or approximately 6%, of SBF, urged stockholders to do the following:

o ACT NOW TO RELEASE YOUR SHARE OF $200 MILLION IN "TRAPPED VALUE" AT THE SALOMON BROTHERS FUND!

o MAKE SBF ELIMINATE OR NEARLY ELIMINATE OUR FUND'S DISCOUNT TO NET ASSET VALUE - AND RETURN YOUR SHARE OF THAT VALUE TO YOU!

o HELP US DELIVER MORE VALUE TO ALL STOCKHOLDERS BY VOTING AGAINST THE NEW MANAGEMENT AGREEMENT.

o   SIGN, DATE AND MAIL THE BLUE PROXYCARD TODAY!

In a letter to stockholders that was sent with the final proxy materials, Elliott said:

"We have long been deeply concerned by the Fund's low share price, and its longstanding, meaningful discount to NAV. As the enclosed proxy materials show, the historical average 14% discount to NAV measured from the beginning of 2002 and ending August 31, 2005 implies that on average there was approximately $200 million in aggregate value trapped in the Fund during that period. That's roughly $2.00 per share!

Despite the fact that the Fund's shares have traded at a significant discount to NAV for years, the Fund's Board and management have taken no effective steps to eliminate or nearly eliminate the discount and deliver that value to the stockholders. The only recent actions taken to date have been, in our opinion, inadequate buyback programs that have failed to enhance stockholder value in any meaningful way."

"Consider the following:

- On July 17, 2002 your Board approved a share buyback plan for 1 million shares, or less than 1% of the total shares outstanding and just 10 days of average trading volume. This buyback was not completed until April 7, 2004. During that almost two-year time period the Fund's discount to NAV actually widened -- from 14.1% to 14.7%.

- In April 2004, in yet another attempt to address the discount, the Board approved a buyback of 1 million additional shares. As of the end of 2004, more than 300,000 of those shares had still not been bought back. The discount failed to respond, ending 2004 where it had been at the start of the new program -- 14.7%!

- As of June 30, 2005, more than 250,000 of those shares had still not been bought back and the discount was then at 12.7%.

WOULD YOU CALL THAT AN EFFECTIVE BOARD PLAN TO ELIMINATE OR NEARLY ELIMINATE THE
                                DISCOUNT TO NAV?

Remember, the SBF Board works for you - the true owners of the Fund - and you have a say in your Fund's future. The stockholders need to act now. We urge our fellow stockholders to vote AGAINST the new management agreement unless and until the SBF Board and management agree to eliminate or nearly eliminate the discount to NAV. The time for half-measures is over; the time for action is now!

If the Board and management fail to act now, we believe the discount will continue to persist indefinitely. Others have publicly expressed the same concern. The upcoming vote on the new management agreement provides stockholders of the Fund with a unique opportunity to send a strong message to the Board and management that they must take immediate steps to eliminate or nearly eliminate the discount to NAV."

A copy of Elliott's final proxy statement is available at www.sec.gov. If SBF stockholders have any questions, or need further information, please contact Elliott's proxy solicitor, Innisfree M&A Incorporated, toll-free, at 1-888-750-5834.

About Elliott Associates, L.P.
Elliott Associates, L.P. and its sister fund, Elliott International, L.P., have more than $5.2 billion of capital under management as of July 2005. Founded in 1977, Elliott Associates is one of the oldest funds of its kind under continuous management.

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